Exhibit 99.1

News Release

Medgenics Reports Positive Initial Clinical Data and Third Quarter Financial Results

•	Clinical proof of concept demonstrated with platform technology based on initial MDGN-201 results
•	Two commercial opportunities for MDGN-201 in orphan conditions identified
•	Pre-clinical proof of concept demonstrated with platform technology in peptides, expanding potential orphan opportunities

Wayne, PA and MISGAV, Israel (October 15, 2014) – Medgenics, Inc. (NYSE: MDGN) (the Company), the developer of a proprietary platform for the sustained production and delivery of therapeutic proteins and peptides in patients using ex vivo gene therapy and their own tissue for the treatment of orphan diseases, today released initial positive clinical data from the clinical study of MDGN-201, as well as third quarter financial results.

Management Commentary

“We are excited to provide the initial positive results from the first three patients enrolled in our open-label study of MDGN-201,” stated Mike Cola, Chief Executive Officer of Medgenics.

“The modifications we have undertaken to optimize the platform are translating into clinical results that validate our ex vivo gene therapy approach,” stated Garry Neil, M.D., Chief Scientific Officer of Medgenics. “The platform is delivering sustained, physiologically relevant levels of endogenous erythropoietin (eEPO), which in turn is maintaining hemoglobin within the desired range. Based on these results, we plan on initiating programs in identified orphan populations of unmet need, including end stage renal disease (ESRD) patients who are poorly responsive to recombinant humanized erythropoietin (rHuEPO), and Beta Thalassemia Intermedia patients. We intend to initiate Phase 2 proof of concept clinical trials in both of these indications in 2015. Initial results are expected in the second half of 2015. We are also exploring additional orphan indications for MDGN-201.”

“Additionally, we have developed a novel system for the expression and secretion of small, endogenous peptides,” continued Dr. Neil. “This will enable us to address many orphan disease targets, the first of which is GLP-2 (glucagon-like peptide-2) for short bowel syndrome. We look forward to discussing all of these results during our third quarter conference call and webcast.”

MDGN-201 Interim Results

Three patients have been enrolled and implanted to date (3.5, 2.5, and 1.0 months post-implantation).

•	Sustained physiological secretion of eEPO
•	Maintenance of hemoglobin in the targeted range without the need for rescue rHuEPO or transfusion
•	Safe and well-tolerated

An abstract detailing these results has been accepted for presentation at the European Society for Gene and Cell Therapy meeting (ESGCT), October 23rd-26th in The Hague, Netherlands.

Conference Call and Webcast

Medgenics will host a conference call and live audio webcast on Wednesday, October 15, 2014 at 9 a.m. EDT to discuss initial clinical data from the ongoing MDGN-201 clinical trial and third quarter 2014 financial results. In order to participate in the conference call, please dial (844) 466-4113 (domestic) or (765) 507-2652 (international). The conference ID number is 16997491.

The live webcast can be accessed under “Events” in the Investors section of the Company’s website at www.medgenics.com or you may use the link: http://edge.media-server.com/m/p/want6q8o/lan/en.

A replay of the call will be available two hours after the end of the conference on October 15, 2014 through October 22, 2014. To access the replay, please dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and reference the conference ID number.

The archived webcast will be available for 30 days in the Investor section of Medgenics’ website at www.medgenics.com.

Third Quarter Financial Results

The Company also reported financial results for the three and nine months ended September 30, 2014 and the filing with the U.S. Securities and Exchange Commission (SEC) of the Company’s Quarterly Report on Form 10-Q. The Form 10-Q includes unaudited interim consolidated financial statements containing the information presented below, as well as additional information regarding the Company. The Form 10-Q is available at www.sec.gov and at www.medgenics.com.

Gross research and development (R&D) expenses for the three months ended September 30, 2014 decreased to $2.28 million from $2.45 million for same period in 2013. This decrease was due mainly to a decrease in subcontractor costs. Net R&D expenses for the three months ended September 30, 2014 decreased to $1.57 million from $2.34 million for the same period in 2013. The decrease in net R&D expenses was due to an increase of $0.61 million in the participation by the Israeli Office of the Chief Scientist (OCS) in addition to the decrease in gross R&D expenses.

General and administrative expenses for the three months ended September 30, 2014 were $2.31 million, decreasing from $2.56 million for the same period in 2013 primarily due to a decrease in professional fees.

Financial expenses for the quarter ended September 30, 2014 decreased to $0.06 million from $1.26 million for the same period in 2013, mainly due to the change in valuation of the warrant liability.

Financial income for the three months ended September 30, 2014 was $0.90 million, increasing from $0.02 million for the same period in 2013. The increase was primarily due to the change in valuation of the warrant liability.

The Company reported cash and cash equivalents of $14.71 million at September 30, 2014.

For the third quarter of 2014 the Company reported a net loss of $3.04 million or $0.16 per share, compared with a net loss of $6.14 million or $0.33 per share for the third quarter of 2013.

Nine Months Financial Results

Gross R&D expenses for the nine months ended September 30, 2014 were $6.38 million, decreasing from $6.56 million for the same period in 2013 mainly due to a decrease in subcontractor costs. Net R&D expenses for the nine months ended September 30, 2014 decreased to $4.48 million from $5.23 million for the same period in 2013 due to an increase of $0.57 million in the participation by the OCS in addition to the decrease in gross R&D expenses.

General and administrative expenses for the nine months ended September 30, 2014 were $8.26 million, up from $6.70 million for the same period in 2013 primarily due to an increase in personnel and increased stock-based compensation expenses related to options granted to general and administrative personnel.

Financial expenses for the nine months ended September 30, 2014 increased to $0.09 million from $0.02 million for the same period in 2013, mainly due to foreign currency exchange differences.

Financial income for the nine months ended September 30, 2014 was $0.61, increasing from $0.03 million for the same period in 2013. The increase was primarily due to the change in valuation of the warrant liability.

For the first nine months of 2014 the Company reported a net loss of $12.24 million or $0.65 per share, compared with a net loss of $11.92 million or $0.68 per share for the same period in 2013.

About the Clinical Trial

The open-label trial is evaluating the safety and efficacy of sustained eEPO therapy for anemia in end-stage renal disease (ESRD) patients. The trial will enroll up to 18 patients that require treatment for anemia.   The trial endpoints include plasma eEPO levels, hemoglobin, hematocrit and reticulocytes levels and safety assessment. Each patient will be followed for at least one year.  Additional details may be found on www.clinicaltrials.gov using identifier NCT02117427.

About Chronic Kidney Disease (CKD) and ESRD

CKD is a progressive loss of kidney function over months to years. The three most common causes of CKD are diabetes mellitus, hypertension and glomerulonephritis.  ESRD is also known as Stage 5 CKD. ESRD requires kidney replacement therapy, either dialysis or kidney transplantation.

About Beta Thalassemia Intermedia

Beta thalassemia is a blood disorder that reduces the production of hemoglobin. Hemoglobin is the iron-containing protein in red blood cells that carries oxygen to cells throughout the body. Beta thalassemia is classified into two types depending on the severity of symptoms: thalassemia major (also known as Cooley's anemia) and thalassemia intermedia. The signs and symptoms of thalassemia intermedia appear in early childhood or later in life. Affected individuals have mild to moderate anemia and may also have slow growth and bone abnormalities.

About Medgenics

Medgenics is the developer of a proprietary platform for the sustained production and delivery of therapeutic proteins and peptides in patients using ex vivo gene therapy and their own tissue for the treatment of orphan diseases. For more information, visit the Company’s website at www.medgenics.com.

Forward-looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995, which include all statements other than statements of historical fact, including (without limitation) those regarding the Company's financial position, its development and business strategy, its product candidates and the plans and objectives of management for future operations. The Company intends that such forward-looking statements be subject to the safe harbors created by such laws. Forward-looking statements are sometimes identified by their use of the terms and phrases such as "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning, "expect," "believe," "will," "will likely," "should," "could," "would," "may" or the negative of such terms and other comparable terminology. All such forward-looking statements are based on current expectations and are subject to risks and uncertainties. Should any of these risks or uncertainties materialize, or should any of the Company's assumptions prove incorrect, actual results may differ materially from those included within these forward-looking statements. Accordingly, no undue reliance should be placed on these forward-looking statements, which speak only as of the date made. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. As a result of these factors, the events described in the forward-looking statements contained in this release may not occur.

  MEDGENICS, INC. AND ITS SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
U.S dollars in thousands (except share and per share data)

	September 30,	December 31,
	2014	2013
	Unaudited
ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$14,706	$22,390
Accounts receivable and prepaid expenses	511	202
Total current assets	15,217	22,592

LONG-TERM ASSETS:

Restricted lease deposit	28	42
Severance pay fund	110	96
Property and equipment, net	484	357
Deferred costs	34	-
Total long-term assets	656	495

Total assets	$15,873	$23,087

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Trade payables	$552	$1,062
Other accounts payable and accrued expenses	1,971	1,952
Total current liabilities	2,523	3,014

LONG-TERM LIABILITIES:

Accrued severance pay	415	439
Liability in respect of warrants	623	1,211
Total long-term liabilities	1,038	1,650
Total liabilities	3,561	4,664

STOCKHOLDERS' EQUITY:

Common stock-$0.0001 par value; 100,000,000 shares authorized; 18,917,403 shares issued and 18,908,903 shares outstanding at September 30, 2014; 18,497,307 shares issued and outstanding at December 31, 2013	2	2
Additional paid-in capital	106,252	100,126
Accumulated deficit	(93,942)	(81,705)
Total stockholders' equity	12,312	18,423
Total liabilities and stockholders' equity	$15,873	$23,087

  MEDGENICS, INC. AND ITS SUBSIDIARY

CONSOLIDATED STATEMENTS OF LOSS
US Dollars in thousands (except share and per share data)

	Nine months ended, September 30,		Three months ended, September 30,
	2014	2013	2014	2013
	Unaudited

Research and development expenses	$6,378	$6,556	$2,281	$2,452
Less:
Participation by the Office of the Chief Scientist	(1,898)	(1,327)	(716)	(109)
Research and development expenses, net	4,480	5,229	1,565	2,343
General and administrative expenses	8,262	6,695	2,305	2,561
Operating loss	(12,742)	(11,924)	(3,870)	(4,904)
Financial expenses	(92)	(21)	(64)	(1,260)
Financial income	605	29	896	21
Loss before taxes on income	(12,229)	(11,916)	(3,038)	(6,143)
Taxes on income	8	5	2	-
Loss	$(12,237)	$(11,921)	$(3,040)	$(6,143)

Basic loss per share	$(0.65)	$(0.68)	$(0.16)	$(0.33)
Diluted loss per share	$(0.68)	$(0.68)	$(0.21)	$(0.33)
Weighted average number of shares of common stock used in computing basic loss per share	18,716,109	17,435,235	18,817,557	18,410,951
Weighted average number of shares of common stock used in computing diluted loss per share	18,863,403	17,468,255	18,938,723	18,410,951

Contacts:

Medgenics, Inc.
John Leaman
john.leaman@medgenics.com

Medgenics, Inc.
Brian Piper

brian.piper@medgenics.com

Stern Investor Relations

Beth DelGiacco

212-362-1200

beth@sternir.com